UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2022

Calithera Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36644	27-2366329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Blvd., Suite 200 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CALA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Underwriting Agreement

On March 29, 2022, Calithera Biosciences, Inc. entered into an underwriting agreement, or the Underwriting Agreement, with SVB Securities LLC and H.C. Wainwright & Co., LLC, as representatives of the several underwriters named therein, collectively, the Underwriters, relating to the issuance and sale, or the Offering, of 18,518,519 shares of its common stock, par value $0.0001 per share, at a combined price to the public of $0.54 per share of common stock and accompanying common warrants. Each share of common stock is accompanied by (1) warrants to purchase up to an equal number of shares of common stock at an exercise price of $0.54 per share, which are immediately exercisable and will expire 18 months from the date of issuance, or the Short-Term Warrants, and (2) warrants to purchase up to an equal number of shares of common stock at an exercise price of $0.54 per share, which are immediately exercisable and will expire 5 years from the date of issuance, or the Long-Term Warrants. Pursuant to the Underwriting Agreement, the Underwriters have agreed to purchase the shares of common stock and each accompanying Short-Term Warrant and Long-Term Warrant from Calithera at a combined price of $0.5022 per share and accompanying warrants. The net proceeds to Calithera from this Offering are expected to be approximately $8.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by Calithera. All of the shares and warrants in the Offering are being sold by Calithera. The closing of the Offering is expected to occur on or about April 1, 2022, subject to the satisfaction of customary closing conditions.

The Offering is being made pursuant to our effective registration statement on Form S-3 (Registration Statement No. 333-243731), as previously filed with the Securities and Exchange Commission and a related prospectus and prospectus supplement.

The Underwriting Agreement contains customary representations, warranties and agreements by Calithera, customary conditions to closing, indemnification obligations of Calithera and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement.

In connection with the Offering, Calithera will also enter into a warrant agency agreement, or the Warrant Agency Agreement, with Calithera’s transfer agent, American Stock Transfer & Trust Company LLC, who will act as warrant agent for Calithera, with respect to the Short-Term Warrants and Long-Term Warrants.

The Underwriting Agreement is filed as Exhibit 1.1 hereto, the form of Short-Term Warrant is filed as Exhibit 4.1 hereto, the form of Long-Term Warrant is filed as Exhibit 4.2 hereto and the form of Warrant Agency Agreement is filed as Exhibit 4.3 hereto. The foregoing descriptions of the terms of the Underwriting Agreement, the Short-Term Warrants, the Long-Term Warrants and the Warrant Agency Agreement are qualified in their entirety by reference to such exhibits hereto. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 29, 2022, by and among Calithera Biosciences, Inc., SVB Securities LLC and H.C. Wainwright & Co., LLC.

4.1	Form of Short-Term Common Stock Warrant.

4.2	Form of Long-Term Common Stock Warrant.

4.3	Form of Warrant Agency Agreement by and between Calithera Biosciences, Inc. and American Stock Transfer & Trust Company, LLC.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (contained in Exhibit 5.1).

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2022	Calithera Biosciences, Inc.

	By:	/S/ SUSAN M. MOLINEAUX, PH.D.
Susan M. Molineaux, Ph.D.
President and Chief Executive Officer